840 Putnam Utilities Growth & Income Fund attachment
4/30/06 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended April 30, 2006, Putnam Management has
assumed $3,837 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	4,894
Class B	517
Class C	32

72DD2 (000s omitted)

Class M	28
Class R	3
Class Y	38

73A1

Class A	0.118
Class B	0.075
Class C	0.077

73A2

Class M	0.089
Class R	0.106
Class Y	0.131

74U1 (000s omitted)

Class A	40,247
Class B	5,907
Class C	381

74U2 (000s omitted)

Class M	284
Class R	20
Class Y	266

74V1

Class A	11.21
Class B	11.15
Class C	11.14

74V2

Class M	11.19
Class R	11.19
Class Y	11.21



Additional Information About Errors and Omissions Policy--Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.